EXHIBIT 99.1

SUMMARY OF
EMERGENCE COMPENSATION PROGRAMS
FOR DELTA AIR LINES, INC.

I.	Overview

Throughout its bankruptcy, Delta has approached compensation differently than most other companies in Chapter 11, including other airlines. Difficult sacrifices and superior performance have been required from and delivered by all employees to address Delta’s problems and position the Company to emerge from bankruptcy as a strong, healthy competitor and industry leader.

As part of its planning to emerge from bankruptcy, Delta and the Personnel & Compensation Committee of Delta’s Board of Directors (the “P&C Committee”) developed a comprehensive compensation program for Company employees around the world (“Compensation Program”). The P&C Committee, which consists entirely of independent directors, worked with its nationally recognized outside compensation specialists and with management to create the Compensation Program. Delta also consulted extensively with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and their advisors, who have approved the Compensation Program. The Compensation Program is designed to meet the following objectives:

•	Share with all employees the success that their hard work and sacrifice have created

•	Begin the process of moving pay rates for all employees to industry standard levels and provide plans for employees to share in the Company’s future success

•	Incentivize talented employees to remain with the Company and to continue to produce superior results for Delta’s stakeholders

•	Align the interests of all 45,000 Delta employees with the Company’s other stakeholders in achieving the Company’s business plan and maximizing value

The Compensation Program consists of the Broad-Based Employee Compensation Program, the Management Compensation Program and the Board of Directors Compensation Program, which are described in Sections II-IV below.

The equity awards under the Compensation Program will be made pursuant to Delta’s 2007 Performance Compensation Plan, a summary of which is filed as Exhibit 1.

II.	The Broad-Based Employee Compensation Program

A.     Background

Delta’s employees are critical to the Company’s future success. As Delta founder C. E. Woolman once said, “All airlines are the same. Only the people make them different.” This acknowledgment of the significant role of Delta people is as true today as it was when Delta began passenger service in 1929.

Delta’s pilots and flight dispatchers, who are covered by collective bargaining agreements, have fully participated in the pay cuts, benefit reductions and work rule changes that were essential to Delta’s survival, recovery and planned emergence from bankruptcy as a strong, healthy competitor. Delta pilots and flight dispatchers will receive under those agreements the rewards from Delta’s success that their sacrifices and contributions are making possible.

Delta’s non-contract employees1  have also fully participated in the painful sacrifices that were essential to Delta’s survival, recovery and planned emergence from bankruptcy as a strong, healthy competitor. Over the last several years, the actions necessary to save the Company have resulted in the compensation and benefits of virtually all Delta employees being below industry standards. Despite these challenges, Delta’s employees have provided superior performance during bankruptcy. For example, key customer service, operational and financial measures have improved dramatically.

•	Safety remains Delta’s highest priority. The Company was named the 2006 Occupational Industry Leader by the National Safety Council, the first airline to receive this recognition.

•	Delta was ranked in the top two of all network carriers in overall customer service by J. D. Power and Associates in 2006.

•	Delta began 124 new nonstop routes and added 41 destinations to its network in 2006, with 35 additional nonstop routes and 19 new destinations announced for 2007.

•	Delta reported operating income of $58 million in 2006, a $2.1 billion improvement over 2005 and the Company’s first annual operating profit since 2000.

In recognition of these achievements and sacrifices, to encourage continued excellence in performance, and to begin the process of moving Delta’s non-contract employee compensation to industry standard levels, Delta is implementing its Broad-Based Employee Compensation Program, commencing upon its emergence from Chapter 11.

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1“Non-contract employees” means Delta employees who are not covered by a domestic collective bargaining agreement or by the Management Compensation Program.

B.    Elements of the Broad-Based Employee Compensation Program

Delta’s Broad-Based Employee Compensation Program will provide Delta’s non-contract employees with substantial value shortly after Delta’s planned emergence, which includes significant stock ownership and a cash lump sum payment. The program also provides the potential for substantial future compensation under the profit sharing plan and the Shared Rewards program. In addition, employees will receive an increase in base pay and new retirement benefits, as described below.2

Stock Ownership: Within days of Delta’s emergence from Chapter 11, the Company’s approximately 39,000 non-contract employees will receive a total of 14 million shares of Delta common stock. This award will represent 3.5% of the outstanding common stock and have an initial value of $350 million, assuming Delta has a $10 billion valuation at emergence. Employees may, at their option, hold or sell these shares without restrictions. We believe it is unprecedented for a company exiting Chapter 11 to issue a significant amount of stock to a broad-based group of employees in this fashion.

Cash Lump Sum Payment: Shortly after emergence, non-contract employees will receive a cash lump sum payment representing 8% of their 2006 earnings. We estimate these payments will have an aggregate value of approximately $130 million.

Profit Sharing Plan: Delta’s profit sharing plan provides that, for each year in which the Company has an annual pre-tax profit (as defined in the profit sharing plan), Delta will pay at least 15% of that profit to employees. If the annual pre-tax profit is greater than $1.5 billion, Delta will pay 20% of the amount that exceeds $1.5 billion. Unlike the profit sharing plans adopted by many other companies, Delta’s plan pays out at the first dollar of profit instead of only after a specific profit target is met. If Delta achieves its 2007 business plan financial goals, participants could receive a payment of between 5% and 6% of their 2007 earnings under this plan in early 2008.

Shared Rewards Program: Delta’s Shared Rewards program provides employees monthly incentives up to $100 for achieving operational goals relating to on-time performance, completion rate, and - new upon emergence - baggage handling performance. Last year, Delta paid about $32 million in Shared Rewards. We intend to continue to improve our operational performance in 2007. If Delta meets it 2007 business plan goals in these areas, each eligible employee could receive Shared Rewards payments of $700 for the year.

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2 For employees who are based outside the United States, the terms of the Broad-Based Employee Compensation Program will vary to be consistent with local practices. All payments made to employees will be subject to withholding for income and FICA taxes.

Base Pay Increases: Delta is committed to providing employees with an industry standard pay structure. While this will not happen at once, this summer, the Company will take the first step in this process by implementing a 4% top of scale increase in base pay for non-contract frontline employees. Increases will vary between the start rate and top of scale. With variable pay components such as profit sharing and Shared Rewards, we will be able to reach top tier pay levels with top tier performance.

Retirement: A new defined contribution benefit will provide ground employees and flight attendants the opportunity to receive up to 7% of their pay in contributions from Delta to their 401(k) account. 2% will be provided automatically to all employees and up to 5% more can be added as a dollar for dollar match when the employees contribute their own pay to their 401(k) account. This retirement benefit is in addition to benefits that have already been earned under the frozen defined benefit pension plan covering ground employees and flight attendants. Delta and its employees worked together to preserve this pension plan. Delta made a voluntary $50 million contribution to this plan on March 15, 2007, and expects its future contributions will average about $100 million per year for the next several years.

While each employee’s individual circumstances will differ, for a top-of-scale employee whose 2006 earnings were, for example, $40,000, this could mean up to 50% more - or $20,000 - in pre-tax compensation over the next 12 to 14 months.

•	A 4% pay increase would equal an increase of $1,600 per year

•	Emergence stock award could have a value of approximately $9,500 (assumes a $10 billion valuation of Delta at emergence)

•	The cash lump sum of 8% of 2006 earnings would equal a $3,200 payment upon emergence.

•	Achieving 21 of the 36 possible operational metrics would bring $700 in Shared Rewards

•	Delta’s defined contribution plan payment could equal approximately $2,900 on the new base pay level (assuming the employee contributes at least 5% of his or her earnings to the plan)

•	Achieving our financial plan would pay approximately $2,300 in profit sharing in 2008

Delta’s pilots and flight dispatchers will participate in the profit sharing plan and the Shared Rewards program.

III.	The Management Compensation Program

The Management Compensation Program is intended to more closely link pay to performance and align compensation with the long-term interests of Delta’s shareholders, to retain the best people we have, to attract new talent to the Company when we need it and to establish transparent, well-defined performance metrics for our leaders so we can continue to provide value to our shareholders, our customers and our employees. The P&C Committee worked with its nationally recognized outside compensation specialists to design a program to achieve these objectives, while ensuring there is strong alignment between management and all other Delta employees on the factors that drive variable pay opportunities and create shareholder value. This philosophy is evidenced by the terms of the Management Compensation Program, which has been approved by the Creditors’ Committee.

The Management Compensation Program will become effective upon Delta’s emergence from Chapter 11. It consists of Management Equity Awards, the 2007 Management Incentive Plan and the Officer and Director Severance Plan, each of which is described below.

A substantial portion of the compensation being provided to management will be at-risk and tied directly to Delta’s and individual performance. Unlike non-contract employees, no officer or director-level employee3  will receive any unrestricted stock or cash lump sum payment under the Management Compensation Program when Delta emerges from bankruptcy. Moreover, Delta’s officers and directors will not receive across-the-board pay increases until non-contract employees have reached industry standard pay.

A.    What Delta Has Done Differently

Delta management has fully shared in the sacrifices necessary to address Delta’s problems and position the Company to emerge from bankruptcy as a strong, healthy competitor and industry leader. Among other things:

•	Officer salaries were reduced by 10% on January 1, 2005, and by an additional 15% (25% for Delta CEO Gerald Grinstein) on November 1, 2005. No officer has a salary greater than $382,500 per year.

•	Officers have not received any annual incentive payments since 2003, or long-term incentive payments since 2004.

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3 The “director” title refers to the level of management immediately below the vice president level, not to members of Delta’s Board of Directors.

•	Delta’s outstanding stock options were cancelled in 2006.

Unlike many companies in Chapter 11, including Northwest Airlines Corporation and UAL Corporation, Delta in Chapter 11:

•	Did not seek to implement a Key Employee Retention Program (“KERP”)

•	Did not seek employment contracts for executives

•	Made no management incentive payments

The result is that Delta management compensation is, by any measure, far below industry standard levels and has been for some time.

As Judge Adlai S. Hardin, Jr. concluded during the hearing on Delta’s proposal to implement a modest severance program on February 22, 2006, Delta’s senior management has repeatedly made substantial sacrifices, both prior to and during the Company’s Chapter 11 case, and is the lowest paid of the airlines with which Delta competes:

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“[T]he sacrifices have . . . applied throughout the company.  Certainly from the highest levels, the CEO and the COO, in terms of the diminution of their compensation . . . these are people who are out there in the marketplace and can get other jobs.  Their compensation has been greatly diminished, so also the compensation of the officer and director levels.”

•	“[T]here’s also no question that the officer and director . . . component of Delta’s employee constituencies have themselves made enormous sacrifices.”

•	“It’s not contested that this group of employees is, by far, the lowest compensated of any of the similar airlines with which Delta competes.”

The disparity between Delta’s management compensation and average compensation for management in the airline and other industries is not sustainable. Among other things, (i) members of Delta’s management team are being heavily recruited by companies both within and outside the airline industry, (ii) there has been substantial attrition of Delta executives during Chapter 11, and (iii) Delta’s current ratio of officers and directors to total employees is the lowest among its peer airlines. Thus, a competitive post-emergence management compensation plan is essential for Delta to retain its proven and experienced management team and deliver superior value to stakeholders.

B.    Key Terms of the Management Equity Awards

The Management Equity Awards are designed to retain Delta’s management team and to align their variable compensation opportunities with the creation of shareholder value and the variable compensation opportunities provided to all other Delta people. Accordingly, the same factors that determine the value of the Management Equity Awards also determine the value of the common stock to be granted to non-contract employees. Moreover, a meaningful portion of the Management Equity Awards is conditioned on the occurrence of payments under the broad-based employee Profit Sharing Plan (“Profit Sharing Plan”).

In connection with Delta’s emergence from bankruptcy, Delta officers will receive restricted stock, stock options and performance shares. For officers, the Management Equity Awards will be provided 55% in restricted stock, 25% in stock options and 20% in performance shares. Directors will receive restricted stock and stock options, and management personnel below the director level who are covered by the Management Compensation Program will receive restricted stock. All of these equity grants are at-risk because their value is tied to and contingent on Delta’s future performance. Management employees can realize value from these equity grants by continuing their employment with Delta and contributing to Delta’s achieving its financial and other goals.

A summary of the Management Equity Awards follows. For additional information regarding the terms of these awards, please see the 2007 Performance Compensation Plan, including Appendix A thereto, which is filed as Exhibit 2.

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Restricted stock is common stock that may not be sold for a period of time (“Restriction”) and that is subject to forfeiture in certain circumstances until the Restriction lapses. The Restriction will lapse (which means that the shares may then be sold) in three equal installments 6 months, 18 months and 30 months after Delta emerges from bankruptcy (“Emergence Date”), subject to continued employment.[4]

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A stock option is the right to purchase Delta common stock at a certain price per share (“Exercise Price”) during a designated period. These options (i) will have an Exercise Price equal to the closing price of Delta common stock on the date the stock options are granted, (ii) become exercisable in three equal installments on the first, second and third anniversaries of the Emergence Date, subject to continued employment, and (iii) expire on the tenth anniversary of the Emergence Date.

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Performance shares are a long-term incentive opportunity payable in Delta common stock. The potential payout from these shares is contingent on (i) Delta’s achieving certain financial goals (i.e., specified EBITDAR levels) in its business plan for the years ending December 31, 2007, 2008 and 2009 and (ii) the occurrence of a contemporaneous payout under the Profit Sharing Plan.

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4 The third installment of restricted stock can instead vest 18 months after the Emergence Date if, during the period beginning 6 months after the Emergence Date and ending 18 months after the Emergence Date, the aggregate market value of Delta’s common stock is at least $14 billion for 10 consecutive trading days.

The Management Equity Awards will be granted to approximately 1,200 employees (officers, directors, and managers below the director level) and represent in the aggregate approximately 2.4% of Delta’s value upon emergence from Chapter 11, or approximately $240 million, assuming a $10 billion valuation5 . These awards are significantly lower than the management equity awards in other major bankruptcies in general, and in other major airline bankruptcies in particular.

For example, when it exited bankruptcy, UAL Corporation’s equity emergence grants (i) to its five highest paid officers represented about 2% of UAL’s value and (ii) to approximately 400 management employees represented about 8% of UAL’s value. In contrast, Delta’s top five officers are receiving 0.3% of Delta’s value and the Company is covering approximately three times as many management employees with less than one-third of the equity. Moreover, in a study performed by the P&C Committee’s outside compensation specialists, the median equity award to “management” (usually a much smaller group than Delta’s 1,200 management employees) at companies emerging from bankruptcy in 2004 or later was 5.9% of the newly emerged company (more than double Delta’s 2.4%) and the median percentage awarded to the top 5 officers was 3.2% (more than ten times Delta’s 0.3%).

Delta CEO Gerald Grinstein has decided he will not participate in the Management Equity Awards, cash incentive or severance programs. Accordingly, Delta will not make any awards to Mr. Grinstein under these programs. Mr. Grinstein has requested that Delta instead consider using a portion of the value he might otherwise have received to help Delta people who experience hardship in their personal lives and to establish a scholarship fund for Delta people. At Mr. Grinstein’s request, Delta, working with its employees, will establish two new charitable foundations that will fund hardship assistance programs and scholarships for Delta employees, retirees and their families.

C.    The 2007 Management Incentive Plan

The 2007 Management Incentive Plan (“MIP”) is an annual cash incentive program. It closely links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta's achieving key business plan goals in 2007. It also closely aligns the interests of Delta’s management and other employees, since these goals are the same ones that drive payouts under the Profit Sharing Plan and Shared Rewards program.

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5 An additional 1.4% of the common stock of reorganized Delta will be reserved for long-term incentive plans, equity awards for the members of the Board of Directors of reorganized Delta, and equity awards for future hires that may be instituted in the future by the Board of Directors of reorganized Delta.

The P&C Committee established, and the Creditors' Committee approved, the performance measures and annual incentive opportunities for the MIP. For officers at or above the Senior Vice President level, incentive opportunities will be based 50% on the Company's financial performance and 50% on its operational performance. The financial goals are Delta's emergence from bankruptcy during 2007 and its pre-tax profit level for the year (pre-tax profit is the same measure used in the Profit Sharing Program). The operational objectives are the number of times in 2007 Delta meets the monthly targets in the Shared Rewards program as well as the on-time performance of Delta Connection carriers.

The target awards are two times base salary for Delta's COO and CFO, and one time base salary for its Executive Vice Presidents. Payouts under the 2007 MIP may range from zero to 50% higher than the target awards depending on the performance results achieved. Even if Delta meets some of its performance targets under the 2007 MIP, no payment will be made to any participant under those measures unless there is a payment for 2007 under the Profit Sharing Program.6

D.    Compensation Table

The table below shows for our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, and our next 2 most highly paid executive officers, their respective proposed salary level, target annual cash incentive award for 2007 under our MIP program, and stock options, restricted stock and performance awards (at the target level) to be granted in connection with emergence as part of the Management Equity Awards.

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6 For Vice Presidents and Directors, incentive opportunities will be based 1/3 on Delta's financial performance as discussed above, 1/3 on the operational objectives as discussed above and 1/3 on individual performance goals. For General Managers and Managers, incentive opportunities will be based entirely on individual performance goals. Just like with payments under the Shared Rewards program, payments for individual performance of participants below the Senior Vice President level are not conditioned on the occurrence of payments under the Profit Sharing Plan.

Name	Title	Salary ($)	Target Cash Incentive ($)	Restricted Stock (Shares)	Options (Shares)	Performance Shares (Shares)
Gerald Grinstein	Chief Executive Officer	337,500	*	*	*	*
Edward Bastian	Chief Financial Officer	382,500	765,000	184,800	142,900	67,200
Jim Whitehurst	Chief Operating Officer	382,500	765,000	184,800	142,900	67,200
Joe Kolshak	Executive Vice President	344,000	344,000	136,400	105,500	49,600
Lee Macenczak	Executive Vice President	344,000	344,000	136,400	105,500	49,600

* Mr. Grinstein has voluntarily elected to not receive any cash incentive, restricted stock, options or performance share awards.

Assuming a $10 billion Delta valuation, the equity awards are estimated to have a “full grant date fair value” of $8.4 million each for Messrs. Bastian and Whitehurst, and $6.2 million each for Messrs. Kolshak and Macenczak. “Full grant date fair value” is the value that would be reported in a proxy filing for these awards. The actual value of these awards will depend on many factors, including the stock price at the time awards vest, whether or not performance goals are achieved and the possibility the awards may be forfeited. This total estimated value for Delta’s top 5 officers (which will take three years to fully vest) is about one-third of what was received by the top 5 management employees of UAL upon its emergence from bankruptcy.

E.    The 2007 Officer and Director Severance Plan

We have also updated our Officer and Director Severance Plan, which will provide severance benefits in the event that the employment of a covered officer or director is terminated by Delta for any reason other than for Cause (as defined in the plan) or, within the two year period after a Change in Control, the covered person resigns for Good Reason (as defined in the plan). Mr. Grinstein has voluntarily elected to not be covered by this Plan. A copy of this Plan is filed as Exhibit 3.

Under this Plan, the severance benefit is an amount equal to 6 to 12 months of annual base salary and target MIP. In the event of a covered termination after a Change in Control, it is an amount equal to two times annual base salary and target MIP for Executive Vice Presidents and above. In addition, the Plan provides for payments by the Company of certain post-employment medical and life insurance premiums, continuation of financial planning services and travel privileges, certain career transition services and, for a covered termination after a Change in Control, protection against the application of the Federal excise tax that relates to change in control payments.

In order to receive benefits under this Plan, a covered person must first sign an agreement that includes a release of claims in favor of Delta, and certain non-competition, non-solicitation and non-recruitment agreements for the benefit of Delta.

F.    Other Benefits

In addition to the compensation described above, Delta management will continue to participate in other benefit programs, including our medical, life insurance, disability, travel benefits program and 401(k) plans.

IV.	Board of Directors Compensation

The Corporate Governance Committee of Delta’s Board of Directors has worked with its outside compensation specialists and management, and with the Creditors’ Committee, to develop a compensation program for the members of the Board of Directors of reorganized Delta. Members of our Board of Directors will receive a $40,000 annual cash retainer, payable quarterly, and an annual stock retainer of shares with a value of $40,000 payable once a year, with a one year vesting requirement except in cases of death, disability or a change in control. Board Members will also be entitled to certain travel privileges. Committee chairs will receive an additional $10,000 cash retainer, except for the chair of the Audit Committee, who will receive an additional $20,000. A non-executive Chairman of the Board will be paid an additional $125,000 annual cash retainer.